CUSIP No. 917920100	Schedule 13D	Page 1 1 of 11 Pages

EXHIBIT 99.01

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees and consents that the Schedule 13D filed herewith (the “Schedule 13D”) by A.M. Pappas & Associates, LLC is filed on behalf of each of them pursuant to the authorization of the undersigned to make such filing and that such Schedule 13D is filed jointly on behalf of each of them, pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, including Rule 13d-1(k)(1). Each of the undersigned hereby agrees that such Schedule 13D is, and any further amendments to the Schedule 13D will be, filed on behalf of each of the undersigned. Each of the persons is not responsible for the completeness or accuracy of the information concerning the other persons making this filing unless such person knows or has reason to believe that such information is inaccurate. This agreement may be signed in counterparts. This agreement is effective as of March 11, 2005.

A.M. Pappas & Associates, LLC

By:	/s/ Ford S. Worthy
Name:	Ford S. Worthy
Title:	Partner

AMP&A Management, LLC

By:	A.M. Pappas & Associates, LLC
Its:	Manager

By:	/s/ Ford S. Worthy
Name:	Ford S. Worthy
Title:	Partner, A.M. Pappas & Associates, LLC

A.M. Pappas Life Science Ventures I, L.P.

By:	AMP&A Management, LLC
Its:	General Partner
By:	A.M. Pappas & Associates, LLC
Its:	Manager

By:	/s/ Ford S. Worthy
Name:	Ford S. Worthy
Title:	Partner, A.M. Pappas & Associates, LLC